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                                                                    EXHIBIT 99.4


             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED.
                                  VERITY, INC.

                       1996 Nonstatutory Stock Option Plan

        This memorandum contains information regarding the Verity, Inc. 1996 Nonstatutory Stock Option Plan (the "Plan"), under which any combination of the authorized but unissued or reacquired shares of common stock, par value $0.001, of Verity, Inc. ("shares") are issuable to eligible persons providing services to Verity, Inc., a Delaware corporation, and any successor corporation thereto (collectively the "Company"), and any parent or subsidiary corporations of the Company (individually, a "participating company"; collectively, the "participating company group").

        As used herein, "option" means a right to purchase shares (subject to capital changes) under the Plan; "option agreement" means a written agreement between the Company and an optionee setting forth the terms, conditions and restrictions of the option; "optionee" means a person granted one or more options; "Board" means the Board of Directors of the Company; "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder; "insider" means an officer or a director of the Company or any other person whose transactions in the shares are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and "Rule 16b-3" means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

        The Company will provide without charge to each person to whom a copy of this memorandum is delivered, upon written or oral request, copies of the documents that have been incorporated by reference in the Company's Registration Statement by which the securities described in this memorandum are registered (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporates). This information is also incorporated by reference in this memorandum. The Company also will provide without charge to each person to whom a copy of this memorandum is delivered, upon written or oral request, an additional copy of this memorandum, a copy of the Company's annual report to stockholders for its latest fiscal year and a copy of all reports, proxy statements and other communications distributed to its stockholders for its latest fiscal year and a copy of all reports, proxy statements and other communications distributed to its stockholders generally. Such requests should be directed to the Stock Plan Administrator, Verity, Inc., 894 Ross Drive, Sunnyvale, CA 94089, 408/541-1500.

                  The date of this document is August 11, 1998


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        A.      GENERAL PLAN INFORMATION.

                The Plan's purpose is to provide, through the grant of nonstatutory options (which are not intended to be incentive stock options within the meaning of Section 422(b) of the Code), an incentive to attract, retain and reward persons performing services for the participating company group and to motivate such persons to contribute to its growth and profitability. The Board adopted the Plan on February 6, 1996. No stockholder approval is required. The Plan will continue in effect until the earlier of its termination by the Board or the date all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed.

        Should any inconsistency exist between the following description and the actual terms of the Plan or the optionee's agreement, the terms of the Plan or the optionee's agreement control.

        B.      PLAN ADMINISTRATION.

                (1) General. The Plan is administered by the Board, including any duly appointed committee of the Board. All questions of interpretation of the Plan or of any option are determined by the Board, and such determinations are final and binding. Communications to the Board may be addressed to the Company's principal executive offices at 894 Ross Drive, Sunnyvale, CA 94089, 408/541-1500.

                (2) Composition of Board. Directors are elected for three-year terms. The directors are divided into three classes, with one class elected at each annual meeting of stockholders. All directors will hold office until the expiration of the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal from office. The entire Board or any individual director may be removed from office, prior to the expiration of a Board member's term of office, only in the manner and within the limitations provided by the Bylaws of the Company and the law of Delaware.

                (3) Powers of the Board. In addition to any other powers in the Plan and subject to the provisions of the Plan, the Board (a) determines the persons to whom, and the time or times at which, options will be granted and the number of shares subject to each option; (b) determines the fair market value of shares or other property; (c) determines the terms, conditions and restrictions consistent with the terms of the Plan applicable to each option (which need not be identical) and any acquired shares; (d) may approve one or more forms of option agreement; (e) may amend, modify, extend, or renew, or grant a new option in substitution for, any option or waive any restrictions or conditions applicable to any option or any acquired shares; (f) may accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following an optionee's termination of employment or service with the participating company group; (g) may prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or adopt supplements to, or alternative versions of, the Plan; and (h) may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any option agreement and make all other determinations and take such other actions with respect to the Plan or any option to the extent consistent with the Plan and applicable law.

                (4) Share Reserve and Capital Changes. A maximum aggregate of 4,210,000 shares may be issued under the Plan. If there is a stock dividend, stock split, reverse stock split, recapitalization,


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combination, reclassification or similar change in the capital structure of the
Company, appropriate adjustments will be made in the number and class of shares subject to the Plan and to any outstanding options, as well as in the exercise price per share of any outstanding options.

        C.      ELIGIBILITY.

                One or more options may be granted to employees and consultants (but not to insiders) of the participating company group. Options also may be granted to prospective employees and consultants in connection with written offers of employment or engagement.

        D.      GRANT OF OPTION.

                Options are evidenced by option agreements specifying the number of shares covered in a form established by the Board, subject to the following terms and conditions:

                (1) Exercise Price. The exercise price per share may not be less than 85% of the fair market value of a share on the option grant date, as determined by the Board (generally the closing price of the common stock of the Company on the Nasdaq National Market).

                (2) Right to Exercise. Generally, an option may be exercised at any time after its grant and prior to its termination, subject to the Company's right to repurchase any unvested shares held by the optionee at the time of the optionee's termination of service or if the optionee attempts to dispose of unvested shares. (An option granted to a prospective employee or consultant cannot be exercised before the optionee commences service with a participating company.) However, the option may not be exercised more frequently than twice in any continuous 12 month period, although this restriction will not prevent an exercise (a) following the optionee's termination of service or (b) during the 30 day periods immediately preceding and following an "ownership change event" described below. To ensure that unvested shares or shares securing any promissory note will be available for repurchase, the Company may require the optionee to deposit the certificate evidencing the shares with an agent designated by the Company under the terms and conditions of escrow and security agreements approved by the Company.

                (3) Vesting Schedule. The vesting schedules of option agreements need not be identical. However, provided the optionee has continuously rendered service to the participating company group, the normal vesting schedule is as follows:

                                                                       Vested Shares
                                                                       -------------
                        6 months after grant of the option................12.50%
                        Plus, for each full month thereafter
                        of optionee's continuous service.................. 2.08%

                (4) Tax Withholding. The Company may deduct from the shares issuable upon the exercise of an option, or accept from the optionee the tender of, a number of whole shares having a fair market value equal to all or any part of any taxes required to be withheld by the participating company

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group. Alternatively or in addition, the Company may require the optionee to make adequate provision for such tax withholding obligations. The Company is not obliged to deliver shares or to release shares from any escrow until such tax withholding obligations have been satisfied.

                (5) Term of Option. An option terminates and may not be exercised after the earlier of (a) the option expiration date stated in an optionee's agreement (generally 10 years), (b) as to unvested shares, immediately upon the optionee's termination of service for any reason, (c) as to vested shares, six months after the optionee's termination of service due to death or disability or one month after the optionee's termination of service for any other reason, or (d) a "transfer of control" as described below unless the option is assumed or substituted for by the acquiring corporation.

                (6) Leave of Absence. The optionee's service with the participating company group will not be deemed to terminate if the optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company of 90 days or less. If a leave of absence in excess of 90 days, the optionee's service will terminate on the 91st day of such leave unless the optionee's right to reemployment with the participating company group remains guaranteed by statute or contract. Unless otherwise designated by the Company (or required by law), a leave of absence will not be treated as service for vesting purposes.

                (7) Extension of Option Term. If exercise is prevented because the issuance of shares would violate any law or regulation, the option is exercisable until the earlier of the option's expiration date or three months after the optionee is notified by the Company that the option is again exercisable. If a sale of shares during the time limits for exercise following termination of service would subject the optionee to suit under Section 16(b) of the Exchange Act ("Section 16(b)"), the option will remain exercisable until the earlier of the option's expiration date, 10 days after the optionee is no longer subject to such suit, or 190 days after the optionee's termination of service.

                (8) Rights as a Stockholder, Employee or Consultant. An optionee will have no rights as a stockholder with respect to any shares until issued a share certificate. No adjustment will be made for dividends, distributions, or other rights if the record date is prior to the date a certificate is issued (except for capital changes described above). Nothing in the Plan or an option gives an optionee any right to continue in the service of a participating company or interferes with any right of the participating company to terminate the optionee's service.

                (9) Repurchase Rights. The shares may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions determined by the Board at the time the option is granted. The Company may assign any repurchase right it may have, whether or not such right is then exercisable, to one or more persons selected by the Company. Upon request by the Company, each optionee must execute an agreement evidencing such transfer restrictions before receiving shares and must promptly present to the Company share certificates to have appropriate legends evidencing such transfer restrictions placed thereon.


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                (10)    Standard Form of Option Agreement. Unless otherwise
provided by the Board when the option is granted, an option must comply with and be subject to the terms and conditions set forth in the form of Immediately Exercisable Nonstatutory Stock Option Agreement adopted by the Board. The Board may vary the terms of any standard form of option agreement either in connection with the grant or amendment of an individual option or in connection with the authorization of a new standard form and may grant options which are not immediately exercisable.

        E.      OPTION EXERCISE AND PAYMENT FOR SHARES.

                (1) Method of Exercise. Options are exercised by written notice to the Company stating the election to exercise the option, the number of whole shares for which the option is being exercised and such other representations and agreements as to the optionee's investment intent required by the option agreement. The written notice must be signed by the optionee and delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company permits, to the Stock Plan Administrator of the Company, or other authorized representative of the participating company group, before the option terminates, accompanied by full payment of the aggregate exercise price for the number of shares being purchased and an executed copy, if required by the option agreement, of the then current forms of escrow and security agreement.

                (2) Payment. Generally the exercise price for the shares being purchased may be paid by any combination of (1) cash, check, or cash equivalent, (2) tender to the Company of shares owned by the optionee having a fair market value not less than the exercise price, (3) the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option (a "cashless exercise"), or (4) payment in cash of an amount not less than the par value of the shares being acquired and the optionee's promissory note for the balance of the exercise price if approved by the Company. The Board may grant options which do not permit all of these forms of consideration, which restrict one or more such forms of consideration, or which authorize other forms of lawful consideration.

                (3) Limitations on Forms of Consideration. The forms of consideration listed above are subject to several limitations, including the following: (1) An option may not be exercised by tender to the Company of shares to the extent such tender of shares would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock; (2) unless otherwise provided by the Board, an option may not be exercised by tender to the Company of shares unless such shares either have been owned by the optionee for more than six months or were not acquired, directly or indirectly, from the Company; (3) the Company reserves the right to establish, decline to approve or terminate any program or procedures for the exercise of options by means of a cashless exercise; and (4) no payment in part with a promissory note will be permitted if the exercise of an option using a promissory note would be a violation of any law.

                (4) Certificate Registration and Fractional Shares. Unless the exercise price is paid by means of a cashless exercise, the certificate for the shares acquired will be registered in the name of

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the optionee, or, if applicable, in the names of the heirs of the optionee. The
Company is not required to issue fractional shares.

                (5) Restrictions on Grant of the Option and Issuance of Shares. The grant of the option and the issuance of shares are subject to compliance with all applicable requirements of law. The option may not be exercised if the issuance of such shares would violate any applicable securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares are then listed. In addition, the option may not be exercised unless a registration statement under the Securities Act is then in effect with respect to the shares to be acquired or, in the opinion of legal counsel to the Company, the such shares may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.

        F.      NONTRANSFERABILITY.

                Only the optionee (or the optionee's guardian or legal representative) may exercise an option during the optionee's lifetime. The option is not assignable or transferable except by will or by the laws of descent and distribution.

        G.      TRANSFER OF CONTROL.

                If a "transfer of control" of the Company occurs, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "acquiring corporation"), may either assume the Company's rights and obligations under outstanding options or substitute for outstanding options substantially equivalent options for the acquiring corporation's stock. Generally any options which are not assumed, substituted for or exercised will terminate as of the date of the transfer of control.

                A "transfer of control" means an "ownership change event" (as defined below) or a series of related ownership change events (collectively, the "transaction") wherein the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred, as the case may be. An "ownership change event" is deemed to have occurred if any of the following occurs with respect to the
Company: (1) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company; (2) a merger or consolidation in which the Company is a party; (3) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (4) a liquidation or dissolution of the Company.

        H.      AMENDMENT OR TERMINATION OF THE PLAN.

                The Board may terminate or amend the Plan at any time but may not adversely affect any then outstanding option or any unexercised portion thereof, without the consent of the optionee, unless the termination or amendment is necessary to comply with an applicable law or government regulation.


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        I.      ERISA AND INTERNAL REVENUE CODE SECTION 401.

                The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under
Section 401(a) of the Code.

        J.      FEDERAL INCOME TAX INFORMATION.

                The tax consequences arising in connection with options are complex and subject to change. The following summary is only a general guide to the current United States federal income tax consequences of options granted under the Plan and does not describe all such possible tax consequences. In addition, an optionee's particular situation may be such that some variation of the general rules is applicable. For example, the following summary does not describe the tax consequences of certain transactions, such as if shares of common stock of the Company are used to exercise an option, if shares acquired by exercise of an option are sold to certain related parties, or if the optionee acquires substantially identical shares within the 30-day period before or after a sale of shares acquired upon exercise of an option. OPTIONEES SHOULD CONSULT THEIR OWN TAX ADVISORS PRIOR TO THE EXERCISE OF ANY OPTION AND PRIOR TO THE DISPOSITION OF ANY SHARES ACQUIRED UNDER THE PLAN.

                (1) Tax Consequences to Optionees. An optionee does not realize taxable income when an option is granted. Upon the exercise of an option, the optionee recognizes ordinary income on the "determination date" (defined below) equal to the excess of the fair market value of the shares acquired on the determination date over the price paid to acquire such shares. Such income generally is subject to withholding of taxes. In general, upon the disposition of the shares, any gain or loss, based on the difference between the amount realized and the fair market value of the shares on the determination date, will be capital gain or loss and taxed at a rate determined by the length of time the shares were held:

                20% (long-term) if held for more than 12 months.
                39.6% (short-term) if held for not more than 12 months.

                (2) Determination Date. Generally, the "determination date" is the date on which the shares are acquired. The determination date for unvested shares is the date on which the shares vest. If the optionee is an insider and the grant of the option under the Plan is not exempt from the application of Section 16(b) and shares are acquired by exercising the option within six months of its grant date, the determination date is the later of the date the shares vest or the date a sale of the shares by the insider is no longer subject to suit under Section 16(b). If the determination date is after the date on which the shares are acquired, the optionee may elect, under Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the shares are acquired.

                (3) Tax Consequences to the Company. The Company is generally entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of an option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder


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                (4)     Other Taxes. The above discussion is only a summary of
certain aspects of the highly complex United States federal income tax rules applicable to options and does not deal with other taxes which may affect an optionee, such as state and local income taxes, estate, gift and inheritance taxes and taxes of countries other than the United States of America. Each optionee should obtain and must rely on the advice of his or her own tax advisor with respect to such matters.

        K.      RESTRICTIONS ON RESALE.

                (1) Rule 144. Optionees with the power to manage and direct the policies of the Company, relatives of such optionees, and trusts, estates, corporations, or other organizations controlled by the foregoing persons may be deemed to be "affiliates" of the Company. Affiliates generally are obligated to resell shares in compliance with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, which requires sales to be effected in "broker's transactions," as defined in such Rule, and limits the number of shares which may be sold in any three-month period to no more than the greater of 1% of the outstanding shares of the common stock of the Company or the average weekly reported volume of trading in shares of the common stock of the Company during the four calendar weeks preceding the filing of the required notice of the proposed sale. However, since the shares have been registered under the Securities Act of 1933, as amended, affiliates reselling shares in compliance with Rule 144 are not subject to the holding period requirement of Rule 144.

                (2) Section 16(b). Section 16(b) permits the recovery by the Company of any profit realized by an insider from each purchase and subsequent sale, or sale and subsequent purchase, of shares of common stock of the Company within any period of less than six months. If Rule 16b-3 is not complied with, any sale by the insider of shares of the common stock of the Company within a period of less than six months either before or after the date of grant of an option under the Plan may subject the insider to recovery by the Company of any "short-swing" profits realized. Optionees should consult their own legal advisors prior to the disposition of any shares of the common stock of the Company in order to ascertain the precise application of Section 16 of the Exchange Act to their particular situation.

                (3) Rule 10b-5. All optionees are subject to Rule 10b-5 under the Exchange Act, which prohibits any person from engaging in fraudulent practices in connection with the purchase or sale of securities. This rule generally prohibits optionees from buying or selling the Company's securities using material information about the Company which has not yet been released to the public. Before buying or selling any stock of the Company and, in particular, before selling stock of the Company acquired under the Plan, optionees should consult the Company regarding the applicability of any Company "trading window policies" prohibiting trading in the Company's stock by certain persons during specified periods of the year when material inside information is likely to be held by such persons prior to its release to the public.

        L.      STOCK PURCHASE RIGHTS.


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                On September 18, 1996 the Board declared a dividend distribution of one preferred stock purchase right (each a "Right" and collectively the "Rights") on each share of the common stock of the Company outstanding on October 2, 1996. Until the occurrence of certain events, each share of common stock of the Company issued pursuant to the Plan will include a Right. The
Rights entitle the stockholders to purchase stock in the Company in the event of certain hostile efforts to acquire control of the Company. The Rights will expire at the close of business on September 17, 2006, unless earlier redeemed or exchanged by the Company. The terms of the Rights, which are set forth in the Rights Agreement dated September 18, 1996 by and between the Company and First National Bank of Boston, are described in the Company's registration statement on Form 8-A filed on October 10, 1996, which is incorporated by reference in the Company's registration statement for the securities offered under this Plan.

        M.      ADDITIONAL INFORMATION.

                Additional information about the Plan and the Plan administrators may be obtained from the Company at 894 Ross Drive, Sunnyvale, CA 94089, 408/541-1500.